Exhibit 99.1
News Release

International Game Technology Reports Fourth Quarter and Fiscal Year 2011 Results

Fiscal 2011 Highlights (compared to last year)
●	Total revenues increased 2% to $1.96 billion
●	Operating income increased 19% to $505 million
●	GAAP income from continuing operations per share increased 33% to $0.97
●	Consolidated operating income margin increased 400 bps to 26%
●	North America sold 16,300 replacement units, up 25%

(LAS VEGAS – Nov. 8, 2011) – International Game Technology (NYSE: IGT) today reported operating results for the fourth quarter and fiscal year ended September 30, 2011. GAAP income from continuing operations for the quarter was $60 million, or $0.20 per share, compared to $23 million, or $0.08 per share, in the same quarter last year. This quarter’s results included $0.04 per share of loss related to impairment on assets and an intellectual property litigation settlement. The prior year’s quarter was impacted by $0.09 per share, primarily related to investment loss and impairment charges. Adjusted income from continuing operations for the quarter improved to $73 million, or $0.24 per share, compared to $51 million, or $0.17 per share, in the same quarter last year.
For the fiscal year ended September 30, 2011, GAAP income from continuing operations grew to $292 million, or $0.97 per share, compared to $220 million, or $0.73 per share, for the period last year. The current fiscal year was impacted favorably by $0.04 per share mainly from certain discrete tax benefits, partially offset by impairment charges. Adjusted income from continuing operations for the fiscal 2011 improved to $280 million, or $0.93 per share, compared to $248 million or $0.84 per share for fiscal 2010. Adjusted income from continuing operations is a non-GAAP measure and a supplemental GAAP to non-GAAP reconciliation is provided at the end of this release.
“In fiscal year 2011, we grew revenue, leveraged our gaming operations, improved margins, positioned the international business for growth and increased our interactive presence,” said Patti Hart, CEO of IGT. “We delivered strong financial results and held true to the commitments we made to our shareholders by directing our resources towards the highest returning opportunities.  We are focused on improving all aspects of our business, with the expected outcome of improved returns to our shareholders in fiscal year 2012.”

News Release
International Game Technology Reports 2011 Fourth Quarter and Fiscal Year Results

Consolidated Operations
Total revenues for the fourth quarter increased 14% to $540 million, of which 52% was generated from gaming operations and 48% from product sales, compared to $474 million for the same quarter last year, mainly due to increases in North America product sales and International gaming operations.  For the fiscal year ended September 30, 2011, total revenues were $1.96 billion compared to $1.92 billion in the prior year, primarily due to higher machine sales in North America.
Consolidated gross profit for the quarter increased 11% to $298 million compared to $267 million in the prior year’s fourth quarter, due to improved product sales volume.  Consolidated gross profit for the fiscal year was $1.14 billion for 2011 compared to $1.09 billion for 2010.
Operating income for the fourth quarter was $116 million, an increase of 18%, compared to $98 million in last year’s fourth quarter, primarily due to higher revenues.  For the fiscal year ended September 30, 2011, operating income increased 19% to $505 million compared to $425 million in the prior year, due to higher revenues combined with gross margin expansion and lower impairment and restructuring expense.

Gaming Operations
Fourth quarter revenues from gaming operations increased 8% to $283 million compared to $261 million in the prior year mostly due to improved WAP performance, growth in the International install base and increased interactive revenue with the acquisition of Entraction Holding AB. For the fiscal year ended September 30, 2011, total gaming operations revenue was $1.07 billion, flat compared to the prior year. Average revenue per unit per day in the fourth quarter was $58.08, up 9% over the prior year quarter on performance improvements in our MegaJackpots® brand globally and International lease operations.  Sequentially, average revenue per unit increased 5% primarily due to International performance improvements.

News Release
International Game Technology Reports 2011 Fourth Quarter and Fiscal Year Results

Gaming operations gross profit improved 6% to $160 million in the fourth quarter compared to $151 million for the same quarter last year, primarily from International lease operations and interactive.  For the fiscal year ended September 30, 2011, gaming operations gross profit was $651 million compared to $643 million in the prior year.  Increases in domestic and International lease operations and interactive were partially offset by lower domestic MegaJackpots® revenues.
Gaming operations gross margin declined to 57% in the fourth quarter compared to 58% for the same quarter last year, primarily due to an intellectual property litigation settlement of $5 million.  Additionally, increased jackpot funding costs due to unfavorable interest rate changes reduced gaming operations gross margin by 80 basis points.  For the fiscal year ended September 30, 2011, gaming operations gross margins were 61% compared to 60% in the prior year, due to yield improvements attributable to the success of new game titles and an installed base shift toward higher margin units.
As of September 30, 2011, IGT’s gaming operations installed base totaled 53,900 units, an increase of 1,000 over the prior year and an increase of 600 units from the immediately preceding quarter primarily due to additions in International operations.

Product Sales
Fourth quarter product sales revenues were $257 million, up 20% and for the year ended September 30, 2011, revenues were $884 million, up 5% compared to the same periods last year mainly driven by North America machine sales. Globally, the company recognized 11,300 units in the quarter, up 38% from last year’s fourth quarter, primarily due to an increase in domestic replacement units. For the fiscal year ended September 30, 2011, the company recognized 37,500 units, an increase of 8% over the prior year, due to an increase in domestic replacement units.
Domestic average selling price was flat in the fourth quarter and declined 1% for the fiscal year due to fluctuations in product mix compared to the same periods last year. International average selling prices increased 4% and 1% for the fourth quarter and fiscal year, respectively, compared to the same periods last year, due to favorable foreign exchange rates.

News Release
International Game Technology Reports 2011 Fourth Quarter and Fiscal Year Results

Fourth quarter gross profit from product sales totaled $138 million, an increase of 18% compared to the same quarter last year, mainly due to higher North America machine sales. For the fiscal year ended September 30, 2011, gross profit from product sales increased 10% to $487 million compared to $445 million in the prior year, primarily due to higher North America unit volume, partially offset by lower International units.  Consolidated gross margin on product sales was 54% for the fourth quarter compared to 55% last year primarily due to the higher mix of machine versus non-machine sales in the current year.  For the full year, gross margin on product sales was 55% compared to 53% in the prior year, mainly due to favorable jurisdictional and product mix.

Operating Expenses and Other Income/Expense
Fourth quarter operating expenses increased to $182 million or 34% of revenues compared to $169 million or 36% of revenues in the prior year quarter.  For the full year, operating expenses decreased to $634 million or 32% of revenues compared to $663 million or 35% of revenues in fiscal 2010.  Fourth quarter adjusted operating expenses were $165 million or 31% of revenues compared to $159 million or 34% in the prior year quarter.  For the full year, adjusted operating expenses were $616 million compared to $590 million in the prior year, both at 31% of revenues.  Adjusted operating expenses, as reconciled in a supplemental schedule at the end of this release, exclude impairment, restructuring, and bad debt provisions.
Other expense, net, in the fourth quarter totaled $17 million compared to $45 million in the prior year quarter, which included $21 million of investment loss.  The current quarter other expense, net, also decreased due to lower interest expense on reduced borrowings. Other expense, net, for the full year decreased to $77 million compared to $120 million in the prior year, primarily due to reduced interest expense and favorable net investment gains.

Cash Flows, Balance Sheet and Capital Deployment
For the fiscal year ended September 30, 2011, IGT generated $612 million in cash from operations on net income of $284 million compared to $591 million on net income of $186 million in the prior year.

News Release
International Game Technology Reports 2011 Fourth Quarter and Fiscal Year Results

Working capital increased to $875 million at September 30, 2011 compared to $620 million at September 30, 2010. As of September 30, 2011, cash equivalents and short-term investments (inclusive of restricted amounts) totaled $552 million and contractual debt obligations totaled $1.65 billion.  As of September 30, 2011, there were no outstanding borrowings under the company’s domestic credit facility.
During the fourth quarter, the company repurchased 1.6 million shares of common stock at an average price of $15.30 per share for a total cost of $25 million.  Since the share repurchase program was announced on June 8, 2011, the company has repurchased 3.2 million shares of common stock at an average price of $15.76 per share for a total cost of $50 million.
References to per share amounts in this release are based on diluted shares of our common stock, unless otherwise specified.

Outlook
Based on current expectations and the estimated operating results for the next twelve months, the company is offering its initial fiscal year 2012 guidance for adjusted earnings from continuing operations in a range of $0.93 to $1.03 per share.

Earnings Conference Call
As previously announced on Oct. 18, 2011, IGT will host a conference call regarding its Fourth Quarter and Fiscal Year 2011 earnings release on Tuesday, Nov. 8, 2011, at 2:00 p.m. PST. The access numbers are as follows:
Domestic callers dial 800-369-3368, passcode IGT
International callers dial 1-517-308-9092, passcode IGT
The conference call also will be broadcast live over the Internet. A link to the webcast is available at the IGT website: http://www.IGT.com/InvestorRelations. If interested parties are unable to participate during the live webcast, the call will be archived until Wednesday, Nov. 16, 2011 also at http://www.IGT.com/InvestorRelations.
Interested parties who cannot participate at the time of the call may listen to a taped replay of the entire conference call commencing at approximately 4:00 p.m. PST on Tuesday, Nov. 8, 2011. This replay will run through Wednesday, Nov. 16, 2011.  The access numbers are as follows:
Domestic callers dial 888-562-2765
International callers dial 1-203-369-3743

News Release
International Game Technology Reports 2011 Fourth Quarter and Fiscal Year Results

Q4 FY 2011 Excel file

Q4 FY 2011 PDF of this press release

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements that involve risks and uncertainties.  These statements include our expected future financial and operational performance (including our guidance for fiscal year 2012) and our strategic and operational plans.  Actual results may differ materially from the results predicted, and reported results should not be considered an indication of future performance.  The potential risks and uncertainties that could cause actual results to differ from the results predicted include, among others, general economic conditions and changes in economic conditions affecting the casino industry; difficulties or delays in obtaining or maintaining necessary licenses or approvals; slow growth in the number of new gaming jurisdictions or new casinos or the rate of replacement of existing gaming machines; changes in operator or player preferences for our games; competition in the gaming industry from a growing number of companies; changes in laws or regulations affecting our business; our ability to develop and introduce new products and their acceptance by our customers; our ability to protect our intellectual property; changes in interest rates affecting our jackpot liability expense; risks related to our international operations and the additional risks and uncertainties included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for fiscal 2010 filed with the SEC on December 1, 2010, and our Quarterly Report on Form 10-Q for our fiscal quarter ended June 30, 2011 filed with the SEC on August 10, 2011, and available on the SEC website at www.sec.gov and on the investor relations section of our website at www.IGT.com.  Additional information will also be set forth in our Annual Report on Form 10-K for our 2011 fiscal year, which we expect to file with the SEC in the fourth quarter of calendar 2011.  All information provided in this release is as of November 8, 2011, and IGT undertakes no duty to update this information.

About IGT
International Game Technology (NYSE: IGT) is a global leader in the design, development and manufacture of gaming machines and systems products, as well as online and mobile gaming solutions for regulated markets. More information about IGT is available at www.IGT.com or follow IGT on Twitter at @IGTNews or Facebook at www.facebook.com/IGT.

News Release
International Game Technology Reports 2011 Fourth Quarter and Fiscal Year Results

Contact:
Matt Moyer
Vice President, Investor Relations of IGT
+1 866-296-4232

News Release
International Game Technology Reports 2011 Fourth Quarter and Fiscal Year Results

Unaudited Condensed Consolidated Statements of Income

	Quarters Ended		Years Ended
	September 30,		September 30,
	2011	2010	2011	2010
(In millions, except per share amounts)

Revenues
Gaming operations	$283.0	$260.9	$1,073.1	$1,074.2
Product sales	256.8	213.3	883.9	843.0
Total revenues	539.8	474.2	1,957.0	1,917.2
Costs and operating expenses
Cost of gaming operations	122.7	110.3	421.9	431.5
Cost of product sales	119.3	96.8	396.7	398.4
Selling, general and administrative	99.6	88.6	353.3	330.4
Research and development	48.5	50.0	194.7	189.4
Depreciation and amortization	18.1	18.5	69.7	74.3
Restructuring	-	1.1	-	4.7
Impairment	15.8	10.6	15.8	63.7
Total costs and operating expenses	424.0	375.9	1,452.1	1,492.4
Operating income	115.8	98.3	504.9	424.8
Other income (expense)
Interest income	11.2	14.6	51.2	61.1
Interest expense	(29.3)	(36.9)	(130.8)	(161.7)
Other	1.2	(22.5)	2.6	(19.3)
Total other income (expense)	(16.9)	(44.8)	(77.0)	(119.9)
Income from continuing operations before tax	98.9	53.5	427.9	304.9
Income tax provision (benefit)	38.9	30.4	135.6	85.3
Income from continuing operations	60.0	23.1	292.3	219.6
Loss from discontinued operations, net of tax	(6.6)	(3.2)	(8.7)	(33.6)
Net income	$53.4	$19.9	$283.6	$186.0
Basic earnings (loss) per share
Continuing operations	$0.20	$0.08	$0.98	$0.73
Discontinued operations	(0.02)	(0.01)	(0.03)	(0.11)
Net income	$0.18	$0.07	$0.95	$0.62
Diluted earnings (loss) per share
Continuing operations	$0.20	$0.08	$0.97	$0.73
Discontinued operations	(0.02)	(0.01)	(0.03)	(0.11)
Net income	$0.18	$0.07	$0.94	$0.62
Weighted average shares outstanding
Basic	297.7	297.1	298.2	296.3
Diluted	299.2	298.0	299.8	297.8

News Release
International Game Technology Reports 2011 Fourth Quarter and Fiscal Year Results

Unaudited Condensed Consolidated Balance Sheets
	September 30,
	2011	2010
(In millions)

Assets
Current assets
Cash and equivalents	$460.0	$158.4
Restricted cash and investments	92.0	90.5
Jackpot annuity investments	63.2	65.1
Receivables, net	487.2	474.4
Inventories	73.0	97.6
Other assets and deferred costs	234.5	316.4
Total current assets	1,409.9	1,202.4
Property, plant and equipment, net	552.1	586.7
Jackpot annuity investments	324.6	360.8
Contracts and notes receivable, net	126.4	171.9
Goodwill and other intangibles, net	1,401.8	1,353.7
Other assets and deferred costs	339.6	331.5
Total Assets	$4,154.4	$4,007.0
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$103.0	$84.6
Jackpot liabilities, current portion	143.0	179.1
Dividends payable	17.8	17.9
Other accrued liabilities	270.9	300.7
Total current liabilities	534.7	582.3
Long-term debt	1,646.3	1,674.3
Jackpot liabilities	365.4	391.8
Other liabilities	163.2	124.3
Total Liabilities	2,709.6	2,772.7
Total Equity	1,444.8	1,234.3
Total Liabilities and Stockholders' Equity	$4,154.4	$4,007.0

News Release
International Game Technology Reports 2011 Fourth Quarter and Fiscal Year Results

Unaudited Condensed Consolidated Statements of Cash Flows

	Years Ended
	September 30,
	2011	2010
(In millions)

Operating
Net income	$283.6	$186.0
Depreciation and amortization	226.2	236.8
(Gain) loss on disposal and impairment	31.3	93.5
Other non-cash items	77.1	104.1
Changes in operating assets and liabilities, excluding acquisitions:
Receivables	(39.5)	34.4
Inventories	9.6	51.8
Accounts payable and accrued liabilities	(11.9)	(62.0)
Jackpot liabilities	(84.6)	(44.4)
Income taxes, net of employee stock plans	98.4	(83.3)
Other assets and deferred costs	22.2	74.1
Net operating cash flows	612.4	591.0
Investing
Capital expenditures	(205.1)	(240.2)
Jackpot annuity investments, net	60.7	63.0
Changes in restricted cash	14.4	(11.1)
Loans receivable, net	29.1	7.5
Proceeds from discontinued operations sold	47.0	-
Business/VIE acquisition/deconsolidation	(105.9)	(2.1)
Other	41.5	65.2
Net investing cash flows	(118.3)	(117.7)
Financing
Debt related proceeds (payments), net	(104.6)	(415.3)
Employee stock plans	35.6	24.5
Share repurchases	(50.1)	-
Dividends paid	(71.7)	(71.3)
Net financing cash flows	(190.8)	(462.1)
Foreign exchange rates effect on cash	(1.7)	0.5
Net change in cash and equivalents	301.6	11.7
Beginning cash and equivalents	158.4	146.7
Ending cash and equivalents	$460.0	$158.4

News Release
International Game Technology Reports 2011 Fourth Quarter and Fiscal Year Results

Unaudited Supplemental Data
Revenue Metrics	Quarters Ended		Years Ended
	September 30,		September 30,
	2011	2010	2011	2010
In millions, unless otherwise noted

Gaming Operations
Revenues	$283.0	$260.9	$1,073.1	$1,074.2
North America	235.2	228.3	914.1	933.0
International	47.8	32.6	159.0	141.2
Gross margin	57%	58%	61%	60%
North America	55%	57%	59%	58%
International	66%	65%	68%	72%
Installed base ('000)	53.9	52.9	53.9	52.9
North America	40.9	40.9	40.9	40.9
International	13.0	12.0	13.0	12.0
Average revenue per unit per day (0.00)	$58.08	$53.36	$55.22	$53.20

Product Sales
Revenues	$256.8	$213.3	$883.9	$843.0
North America	161.4	111.9	566.2	495.4
International	95.4	101.4	317.7	347.6
Machines	$171.7	$126.1	$558.1	$521.3
North America	100.9	46.9	324.7	268.2
International	70.8	79.2	233.4	253.1
Non-machine	$85.1	$87.2	$325.8	$321.7
North America	60.5	65.0	241.5	227.2
International	24.6	22.2	84.3	94.5
Gross margin	54%	55%	55%	53%
North America	56%	51%	56%	52%
International	50%	59%	54%	53%
Units recognized ('000)	11.3	8.2	37.5	34.7
North America	7.1	3.3	22.8	18.6
International	4.2	4.9	14.7	16.1
Units shipped ('000) [includes units where revenues deferred]	11.1	8.7	35.9	32.7
North America	6.5	3.9	20.9	18.1
New	1.4	1.7	4.9	5.7
Replacement	5.1	2.2	16.0	12.4
International	4.6	4.8	15.0	14.6
New	1.9	2.9	6.5	7.7
Replacement	2.7	1.9	8.5	6.9

Average revenue per unit ('000)	$22.7	$26.0	$23.6	$24.3
North America	22.7	33.9	24.8	26.6
International	22.7	20.7	21.6	21.6
Average machine sales price ('000)	$15.2	$15.4	$14.9	$15.0
North America	14.2	14.2	14.2	14.4
International	16.9	16.2	15.9	15.7

News Release
International Game Technology Reports 2011 Fourth Quarter and Fiscal Year Results

Unaudited Supplemental Data
Reconciliation of GAAP to Non-GAAP Measures (In millions, except EPS)

	Quarters Ended		Years Ended
	September 30,		September 30,
	2011	2010	2011	2010
Adjusted Income from Continuing Operations
GAAP income from continuing operations	$60.0	$23.1	$292.3	$219.6

IP usage settlements	4.8	-	4.8	-
Restructuring charges	-	1.1	-	4.7
Debt refinancing charges	-	-	1.5	4.0
Impairment	15.8	10.6	15.8	63.7
Investment (gain) loss (no tax benefit)	-	20.5	(4.3)	20.2
Total adjustments before tax	20.6	32.2	17.8	92.6
Tax effect at 36% and 38%	(7.6)	(4.7)	(8.1)	(27.6)

Certain discrete tax items (benefits)	-	-	(22.1)	(36.7)
Total adjustments after tax	13.0	27.5	(12.4)	28.3
Adjusted income from continuing operations	$73.0	$50.6	$279.9	$247.9

Adjusted EPS from Continuing Operations
GAAP EPS from continuing operations	$0.20	$0.08	$0.97	$0.73

IP usage settlements	0.01	-	0.01	-
Restructuring charges	-	-	-	0.01
Debt refinancing charges	-	-	-	0.01
Impairment	0.03	0.02	0.03	0.14
Investment (gain) loss	-	0.07	(0.01)	0.07
Certain discrete tax items (benefits)	-	-	(0.07)	(0.12)
Total adjustments	0.04	0.09	(0.04)	0.11
Adjusted EPS from continuing operations	$0.24	$0.17	$0.93	$0.84

Adjusted Operating Expenses, Income, and Margin
GAAP operating expenses	$182.0	$168.8	$633.5	$662.5
Less impairment	(15.8)	(10.6)	(15.8)	(63.7)
Less restructuring charges	-	(1.1)	-	(4.7)
Less bad debt provision	(1.1)	1.8	(2.2)	(4.4)
Adjusted operating expenses	$165.1	158.9	$615.5	589.7
% of revenue	31%	34%	31%	31%

Adjusted operating income	$132.7	108.2	$522.9	497.6
Adjusted operating margin	25%	23%	27%	26%

Adjusted income from continuing operations, adjusted EPS from continuing operations, adjusted operating expenses, adjusted operating income, and adjusted operating margin are supplemental non-GAAP financial measures commonly used by management and industry analysts to evaluate our financial and operating performance. Adjusted operating income is the result of total revenues less cost of gaming operations, cost of product sales, and adjusted operating expenses. Adjusted operating margin is a measure of adjusted operating income as a percentage of total revenues. Adjusted income from continuing operations, adjusted EPS from continuing operations, adjusted operating expense, adjusted operating income, and adjusted operating margin, respectively, should not be construed as an alternative to income from continuing operations, EPS from continuing operations, operating expenses, operating income, and operating margin as indicators of our operating performance determined in accordance with GAAP (generally accepted accounting principles). All companies do not calculate adjusted income from continuing operations, adjusted EPS from continuing operations, adjusted operating expenses, adjusted operating income, and adjusted operating margin in the same manner and IGT's presentation may not be comparable to that of other companies.

News Release
International Game Technology Reports 2011 Fourth Quarter and Fiscal Year Results

Unaudited Supplemental Data
Reconciliation of GAAP to Non-GAAP Measures (in millions)

	Quarters Ended September 30,		Years Ended September 30,
	2011	2010	2011	2010
Adjusted EBITDA
GAAP Income from continuing operations	$60.0	$23.1	$292.3	$219.6
Other (income) expense, net	16.9	44.8	77.0	119.9
Income tax provision	38.9	30.4	135.6	85.3
Depreciation and amortization	60.4	55.7	221.8	228.2
Other charges:
Share-based compensation (excluding restructuring adjustment)	8.2	9.9	39.7	40.0
Restructuring	-	1.1	-	4.7
Impairment	15.8	10.6	15.8	63.7
Adjusted EBITDA	$200.2	$175.6	$782.2	$761.4

Adjusted EBITDA (income/loss from continuing operations before interest and other non-operating income/expense-net, income tax provision, depreciation and amortization, and other charges noted in the reconciliation) is a supplemental non-GAAP financial measure used by our management and commonly used by industry analysts to evaluate our financial performance. Adjusted EBITDA provides useful information to investors regarding our ability to service debt and is a commonly used financial analysis tool for measuring and comparing gaming companies in several areas of liquidity, operating performance, valuation and leverage. Adjusted EBITDA should not be construed as an alternative to operating income (as an indicator of our operating performance) or net cash from operations (as a measure of liquidity) as determined in accordance with GAAP (generally accepted accounting principles). All companies do not calculate Adjusted EBITDA in the same manner and IGT's presentation may not be comparable to those presented by other companies.

	Years Ended September 30,
	2011	2010
Free Cash Flow
GAAP net operating cash flows	$612.4	$591.0
Investment in property, plant and equipment	(14.1)	(19.5)
Investment in gaming operations equipment	(189.2)	(217.6)
Investment in intellectual property	(1.8)	(3.1)
Free Cash Flow (before dividends)	407.3	350.8
Dividends paid	(71.7)	(71.3)
Free Cash Flow (after dividends)	$335.6	$279.5

Free cash flow is a supplemental non-GAAP financial measure used by our management and commonly used by industry analysts to evaluate the discretionary amount of our operating cash flows. Net operating cash flows are reduced by capital expenditures and/or dividends paid. Free cash flow should not be construed as an alternative to net operating cash flows or other cash flow measurements determined in accordance with GAAP (generally accepted accounting principles). All companies do not calculate free cash flow in the same manner and IGT's presentation may not be comparable to those presented by other companies.

News Release
International Game Technology Reports 2011 Fourth Quarter and Fiscal Year Results

Additional Guidance Disclosure
In this release, we provide guidance on adjusted EPS from continuing operations for the 2012 fiscal year.  At this time, we have not identified any specific adjustments to GAAP EPS from continuing operations for the 2012 fiscal year.  Accordingly, we have not provided a reconciliation of GAAP EPS from continuing operations to adjusted EPS from continuing operations for the 2012 fiscal year.  Adjustments to EPS from continuing operations are typically non-recurring or non-operating in nature.  For historical examples of these adjustments, please refer to the reconciliation table of GAAP EPS from continuing operations to adjusted EPS from continuing operations for the fiscal years ended September 30, 2011 and 2010 and the quarters ended September 30, 2011 and 2010 included in this release.

Adjusted EPS from continuing operations for the fiscal year is a supplemental non-GAAP financial measure commonly used by management and industry analysts to evaluate our financial performance.  Adjusted EPS from continuing operations should not be construed as an alternative to EPS from continuing operations as an indicator of our operating performance determined in accordance with generally accepted accounting principles.  All companies do not calculate adjusted EPS from continuing operations in the same manner, and IGT’s presentation may not be comparable to that of other companies.  The guidance provided in this release is as of November 8, 2011, and IGT undertakes no duty to update this guidance.